UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2014

CVSL INC.

(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.: 00-52818	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093

(Address of principal executive offices and zip code)

(972) 398-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 10, 2014, CVSL Inc. (the “Company”) entered into a second amendment to that certain Share Exchange Agreement, as amended, with Rochon Capital Partners, Ltd. (“Rochon Capital”) (as further amended, the “Amended Share Exchange Agreement”), which will become effective upon the consummation of the Company’s proposed current public offering, and which limits Rochon Capital’s right or the right of a Permitted Transferree (as defined below) to be issued the 504,813,514 shares of the Company’s common stock it is currently entitled to receive under the Share Exchange Agreement, as amended (the “Second Tranche Parent Stock”) solely upon the public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below), or upon the commencement or announcement of a tender or exchange offer which would result in any person or group becoming an Acquiring Person. In such event, the Second Tranche Parent Stock will be issued to Rochon Capital, or a Permitted Transferee to whom the right has been transferred, within ten (10) days of its written request, which request shall be in its sole discretion. A person or group of affiliated or associated persons becomes an “Acquiring Person,” thus triggering the issuance of the Second Tranche Parent Stock to Rochon Capital, or a Permitted Transferee to whom the right has been transferred, upon acquiring, subsequent to the date of the Amended Share Exchange Agreement, beneficial ownership of 15% or more of the shares of our common stock then outstanding.  The term “Acquiring Person” shall not include (1) any person who acquires 15% or more of the Company’s shares of common stock in a transaction approved by John P. Rochon, (2) any affiliates of John P. Rochon or (3) any family members of John P. Rochon.

In addition, Rochon Capital has agreed to irrevocably waive its right to, and has agreed that it will not (i) sell, pledge, convey or otherwise transfer all or any part of the Second Tranche Parent Stock or the right to received the Second Tranche Parent Stock to any person or entity other than to (x) John P. Rochon or his wife, or both, or William John Philip Rochon (each a “Permitted Transferee”) or (y) the Company, as set forth below, and (ii) be entitled to receive any cash dividends or cash distributions of any kind with respect to the Second Tranche Parent Stock, except as specifically provided below. Rochon Capital further agreed that the Second Tranche Parent Stock shall be redeemed by the Company upon receipt of a cash payment by Rochon Capital from the Company of One Million Dollars ($1,000,000) if any of the following events occur: (i) the Company’s liquidation or dissolution; (ii) the Company’s merger with or into another entity where the holders of its common stock prior to the merger do not own a majority of its common stock immediately after the merger (while specifically excluding the Second Tranche Parent Stock from such calculation); (iii) the sale of all or substantially all of the Company’s assets; (iv) the death of John P. Rochon, in which case the redemption shall be limited to Second Tranche Parent Stock that has not been transferred by Rochon Capital; (v) a change of control of Rochon Capital such that a majority of the equity of Rochon Capital is not owned by John P. Rochon or immediate family members of John P. Rochon; and (vi) John P. Rochon having been found guilty or having pled guilty or nolo contendere to any act of embezzlement, fraud, larceny or theft on or from the Company. Rochon Capital has also agreed that the Second Tranche Parent Stock will be automatically redeemed by the Company for nominal consideration if any of the following events should occur: (i) the Company commences a voluntary case under Title 11 of the United States Code or the corresponding provisions of any successor laws; (ii) an involuntary case against the Company is commenced under Title 11 of the United States Code or the corresponding provisions of any successor laws and either (A) the case is not dismissed by midnight at the end of the 90th day after commencement or (B) the court before which the case is pending issues an order for relief or similar order approving the case; or (iii) a court of competent jurisdiction appoints, or the Company makes an assignment of all or substantially all of its assets to, a custodian (as that term is defined in Title 11 of the United States Code or the corresponding provisions of any successor laws) for the Company or all or substantially all of its assets.

Rochon Capital has agreed to irrevocably authorize and direct the Company’s transfer agent to place a permanent stop order on the Second Tranche Parent Stock and to add a corresponding restrictive legend on the certificate or certificates representing the Second Tranche Parent Stock.

The foregoing is only a summary of the material terms of the Amended Share Exchange Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder.  The foregoing description is qualified in its entirety by reference to the Amended Share Exchange Agreement, which is being filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

4.1	Amended Share Exchange Agreement dated as of October 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CVSL Inc.

Date: October 14, 2014	By:	/s/ Kelly L. Kittrell
Kelly L. Kittrell
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended Share Exchange Agreement dated as of October 10, 2014